Exhibit 99.1

Edwards Lifesciences Corporation One Edwards Way • Irvine, CA USA •92614 Phone: 949.250.2500 • Fax: 949.250.2525 www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact:	Amanda C. Fowler, 949-250-5070
Investor Contact:	David K. Erickson, 949-250-6826

WESLEY VON SCHACK ELECTED TO
EDWARDS LIFESCIENCES’ BOARD OF DIRECTORS

IRVINE, Calif., February, 12, 2010 — Edwards Lifesciences Corporation (NYSE: EW), a world leader in products and technologies to treat advanced cardiovascular disease, announced today that Wesley W. von Schack has been elected to its board of directors and will also serve as a member of its Audit and Public Policy Committee.  Mr. von Schack, 65, is the retired Chairman, President and Chief Executive Officer of Energy East Corporation (now Iberdrola USA, a subsidiary of Iberdrola, S.A.), a super-regional energy delivery and services company.

“We are pleased to have someone with Wes’s executive leadership experience join our board of directors,” said Michael A. Mussallem, Edwards’ chairman and CEO.  “With over three decades of business experience, including more than 20 years of CEO experience in a highly regulated industry, I’m confident Wes will be an immediate contributor to our strong and independent board.”

Currently, Mr. von Schack is the Lead Director and Chairman of the Executive Committee of The Bank of New York Mellon Corporation.  In addition, he is Chairman of the Board of AEGIS Insurance Services, a property and casualty mutual company, and a Director of Teledyne Technologies Incorporated.

Mr. von Schack earned his A.B. in Economics from Fordham University, an M.B.A. from St. John’s University, and a Doctorate in Finance and Management from Pace University.

About Edwards Lifesciences

Edwards Lifesciences is the global leader in the science of heart valves and hemodynamic monitoring, with more than five decades of experience in partnering with clinicians to develop life-saving innovations.  Headquartered in Irvine, Calif., Edwards treats advanced cardiovascular disease with its market-leading heart valve therapies, and critical care and vascular technologies, which are sold in approximately 100 countries.  The company’s global brands include Carpentier-Edwards, Cosgrove-Edwards, Edwards SAPIEN, FloTrac, Fogarty, PERIMOUNT Magna and Swan-Ganz.  Additional company information can be found at http://www.edwards.com.

Edwards is a trademark of Edwards Lifesciences Corporation. Edwards Lifesciences, the stylized E logo, Carpentier-Edwards, Cosgrove-Edwards, Edwards SAPIEN, FloTrac, Fogarty, Magna, PERIMOUNT, PERIMOUNT Magna and Swan-Ganz are trademarks of Edwards Lifesciences Corporation and are registered in the United States Patent and Trademark Office.

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